Exhibit 99

Accenture Reports First-Quarter Fiscal 2016 Results

-- Revenues increase 1% in U.S. dollars and 10% in local currency to $8.0 billion --

-- EPS are $1.28, including $0.07 negative impact from a higher tax rate of 29% in the quarter --

-- Operating income increases 3% to $1.22 billion, with operating margin of 15.2%, an expansion of 20 basis points --

-- New bookings are $7.7 billion, with consulting bookings of $4.4 billion and outsourcing bookings of $3.3 billion --

-- Accenture updates business outlook for fiscal 2016: raises outlook for revenue growth to 6-9%
in local currency; updates FX assumption; and confirms outlook for EPS, operating margin, free cash flow and tax rate --

NEW YORK; Dec. 17, 2015 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2016, ended Nov. 30, 2015, with record net revenues of $8.0 billion, an increase of 1 percent in U.S. dollars and 10 percent in local currency over the same period last year. Diluted earnings per share were $1.28, compared with $1.29 for the same period last year.

Operating income was $1.22 billion, an increase of 3 percent over the same period last year, and operating margin was 15.2 percent, a year-over-year expansion of 20 basis points.

New bookings for the quarter were $7.7 billion, with consulting bookings of $4.4 billion and outsourcing bookings of $3.3 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We are very pleased with our financial results for the first quarter.  We delivered 10 percent revenue growth in local currency, which was again broad-based across the dimensions of our business including double-digit growth in three of our five operating groups and in North America and Europe—our two largest geographic regions. We expanded operating margin 20 basis points, generated solid free cash flow and returned $1.4 billion in cash to shareholders, while continuing to invest in our business.

“Looking ahead, we will continue to focus on rotating our business to digital, cloud and security services—high-growth areas that are clearly differentiating us in the marketplace and contributing to our strong growth.  We have momentum in our business, and are very confident in our ability to continue to drive sustainable, profitable growth and to deliver value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2016 were $8.01 billion, compared with $7.90 billion for the first quarter of fiscal 2015, an increase of 1 percent in U.S. dollars and 10 percent in local currency and above the company’s guided range of $7.70 billion to $7.95 billion. The foreign-exchange impact for the quarter was approximately negative 8.5 percent, consistent with the assumption provided in the company’s fourth-quarter earnings release.

▪	Consulting net revenues for the quarter were $4.35 billion, an increase of 6 percent in U.S. dollars and 15 percent in local currency compared with the first quarter of fiscal 2015.

▪	Outsourcing net revenues were $3.67 billion, a decrease of 4 percent in U.S. dollars and an increase of 5 percent in local currency over the first quarter of fiscal 2015.

Diluted EPS for the quarter were $1.28, compared with $1.29 for the first quarter last year. The $0.01 decrease in EPS reflects:

▪	a $0.04 increase from higher revenue and operating results; and

▪	a $0.02 increase from a lower share count;

offset by

▪	a $0.07 decrease from a higher effective tax rate.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 32.0 percent, compared with 32.2 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.34 billion, or 16.7 percent of net revenues, compared with $1.35 billion, or 17.1 percent of net revenues, for the first quarter last year.

Operating income for the quarter increased 3 percent, to $1.22 billion, or 15.2 percent of net revenues, compared with $1.19 billion, or 15.0 percent of net revenues, for the first quarter of fiscal 2015.

The company’s effective tax rate for the quarter was 29.3 percent, compared with 25.1 percent for the first quarter last year. The higher effective tax rate was primarily due to lower benefits related to final determinations and other adjustments to prior-year taxes compared to the first quarter of fiscal 2015.

Net income for the quarter was $869 million, compared with $892 million for the first quarter last year.

Operating cash flow for the quarter was $611 million, and property and equipment additions were $95 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $517 million. For the same period last year, operating cash flow was $873 million; property and equipment additions were $52 million; and free cash flow was $821 million.

Days services outstanding, or DSOs, were 41 days at Nov. 30, 2015, compared with 37 days at Aug. 31, 2015 and 37 days at Nov. 30, 2014.

Accenture’s total cash balance at Nov. 30, 2015 was $3.1 billion, compared with $4.4 billion at Aug. 31, 2015, reflecting cash returned to shareholders through dividends and share repurchases as well as acquisitions completed in the first quarter.

Utilization for the quarter was 90 percent, compared with 90 percent for the fourth quarter of fiscal 2015 and 91 percent for the first quarter of fiscal 2015.

Attrition for the first quarter of fiscal 2016 was 13 percent, compared with 14 percent for the fourth quarter of fiscal 2015 and 13 percent for the first quarter of fiscal 2015.

New Bookings

New bookings for the first quarter were $7.7 billion and reflect a negative 8 percent foreign-currency impact compared with new bookings in the first quarter last year.

▪	Consulting new bookings were $4.4 billion, or 57 percent of total new bookings.

▪	Outsourcing new bookings were $3.3 billion, or 43 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.60 billion, compared with $1.58 billion for the first quarter of fiscal 2015, an increase of 1 percent in U.S. dollars and 12 percent in local currency.

▪	Financial Services: $1.75 billion, compared with $1.72 billion for the first quarter of fiscal 2015, an increase of 2 percent in U.S. dollars and 12 percent in local currency.

▪	Health & Public Service: $1.42 billion, compared with $1.37 billion for the first quarter of fiscal 2015, an increase of 4 percent in U.S. dollars and 8 percent in local currency.

▪	Products: $1.99 billion, compared with $1.93 billion for the first quarter of fiscal 2015, an increase of 3 percent in U.S. dollars and 12 percent in local currency.

▪	Resources: $1.25 billion, compared with $1.30 billion for the first quarter of fiscal 2015, a decrease of 4 percent in U.S. dollars and an increase of 6 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the first quarter of fiscal 2016 were as follows:

▪	North America: $3.76 billion, compared with $3.44 billion for the first quarter of fiscal 2015, an increase of 9 percent in U.S. dollars and 11 percent in local currency.

▪	Europe: $2.88 billion, compared with $2.91 billion for the first quarter of fiscal 2015, a decrease of 1 percent in U.S. dollars and an increase of 12 percent in local currency.

▪	Growth Markets: $1.36 billion, compared with $1.55 billion for the first quarter of fiscal 2015, a decrease of 12 percent in U.S. dollars and an increase of 6 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 13, 2015, a semi-annual cash dividend of $1.10 per share was paid to Accenture plc Class A ordinary shareholders of record at the close of business on Oct. 16, 2015 and to Accenture Holdings plc ordinary shareholders of record at the close of business on Oct. 13, 2015. These cash dividend payments totaled $721 million. This dividend represents an increase of $0.08 per share, or 8 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the first quarter of fiscal 2016, Accenture repurchased or redeemed 6.5 million shares for a total of $658 million, including approximately 5.4 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2015 was approximately $7.0 billion.

At Nov. 30, 2015, Accenture had approximately 656 million total shares outstanding, including 626 million Accenture plc Class A ordinary shares and minority holdings of 30 million shares (Accenture Holdings plc ordinary shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

Second Quarter Fiscal 2016

Accenture expects net revenues for the second quarter of fiscal 2016 to be in the range of $7.50 billion to $7.75 billion. This range assumes a foreign-exchange impact of negative 6 percent compared with the second quarter of fiscal 2015.

Fiscal Year 2016

Accenture’s business outlook for the full 2016 fiscal year now assumes a foreign-exchange impact of negative 5 percent compared with fiscal 2015; the previous foreign-exchange assumption was negative 4 percent.

For fiscal 2016, the company now expects net revenue growth to be in the range of 6 percent to 9 percent in local currency, compared with 5 percent to 8 percent previously.  The company continues to expect diluted EPS to be in the range of $5.09 to $5.24.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 14.6 percent to 14.8 percent, an expansion of 10 to 30 basis points from the adjusted operating margin of 14.5 percent in fiscal 2015.

For fiscal 2016, the company continues to expect operating cash flow to be in the range of $4.1 billion to $4.4 billion; property and equipment additions to be $500 million; and free cash flow to be in the range of $3.6 billion to $3.9 billion.

The company continues to expect its annual effective tax rate to be in the range of 25.0 percent to 26.0 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter financial results. To participate, please dial +1 (800) 230-1074 [+1 (612) 234-9960 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EST today, Thursday, Dec. 17, and continuing until Thursday, Mar. 24, 2016. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, Mar. 24, 2016. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 374571 from 10:30 a.m. EST Thursday, Dec. 17 through Thursday, Mar. 24, 2016.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions—underpinned by the world’s largest delivery network—Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 373,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company does not accurately anticipate the cost, risk and complexity of performing its work or if the third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be less profitable than expected or unprofitable; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company might not be successful at identifying, acquiring or integrating businesses, entering into joint ventures or divesting businesses; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; changes in the company’s level of taxes, as well as audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; adverse changes to the company’s relationships with key alliance partners or in the business of its key alliance partners could adversely affect the company’s results of operations; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; if the company is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended November 30,
	2015	% of Net Revenues	2014	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$8,013,163	100%	$7,895,715	100%
Reimbursements	452,821		447,542
Revenues	8,465,984		8,343,257
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	5,450,644	68.0%	5,356,425	67.8%
Reimbursable expenses	452,821		447,542
Cost of services	5,903,465		5,803,967
Sales and marketing	875,793	10.9%	907,574	11.5%
General and administrative costs	465,466	5.8%	444,007	5.6%
Total operating expenses	7,244,724		7,155,548
OPERATING INCOME	1,221,260	15.2%	1,187,709	15.0%
Interest income	7,126		10,099
Interest expense	(4,052)		(2,811)
Other income (expense), net	4,029		(2,979)
INCOME BEFORE INCOME TAXES	1,228,363	15.3%	1,192,018	15.1%
Provision for income taxes	359,682		299,776
NET INCOME	868,681	10.8%	892,242	11.3%
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc.	(39,576)		(50,636)
Net income attributable to noncontrolling interests – other (1)	(10,206)		(10,076)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$818,899	10.2%	$831,530	10.5%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$818,899		$831,530
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc. (2)	39,576		50,636
Net income for diluted earnings per share calculation	$858,475		$882,166
EARNINGS PER SHARE:
-Basic	$1.31		$1.32
-Diluted	$1.28		$1.29
WEIGHTED AVERAGE SHARES:
-Basic	626,463,124		628,439,218
-Diluted	671,300,744		682,333,149
Cash dividends per share	$1.10		$1.02
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture Holdings plc ordinary shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent Increase Local Currency
			Percent Increase (Decrease) U.S. dollars
	Three Months Ended November 30,
	2015	2014
OPERATING GROUPS
Communications, Media & Technology	$1,604,639	$1,581,037	1%	12%
Financial Services	1,745,216	1,716,227	2	12
Health & Public Service	1,423,867	1,368,442	4	8
Products	1,990,123	1,930,331	3	12
Resources	1,245,084	1,295,481	(4)	6
Other	4,234	4,197	n/m	n/m
TOTAL Net Revenues	8,013,163	7,895,715	1%	10%
Reimbursements	452,821	447,542	1
TOTAL REVENUES	$8,465,984	$8,343,257	1%
GEOGRAPHY
North America	$3,763,469	$3,438,480	9%	11%
Europe	2,884,748	2,905,142	(1)	12
Growth Markets	1,364,946	1,552,093	(12)	6
TOTAL Net Revenues	$8,013,163	$7,895,715	1%	10%
TYPE OF WORK
Consulting	$4,346,054	$4,092,893	6%	15%
Outsourcing	3,667,109	3,802,822	(4)	5
TOTAL Net Revenues	$8,013,163	$7,895,715	1%	10%
_________
n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2015		2014
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$247,873	15%	$188,757	12%	$59,116
Financial Services	322,785	18	297,582	17	25,203
Health & Public Service	172,578	12	201,803	15	(29,225)
Products	291,223	15	289,732	15	1,491
Resources	186,801	15	209,835	16	(23,034)
Total	$1,221,260	15.2%	$1,187,709	15.0%	$33,551

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2015	August 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,073,193	$4,360,766
Short-term investments	2,728	2,448
Receivables from clients, net	4,061,037	3,840,920
Unbilled services, net	1,964,608	1,884,504
Other current assets	1,521,482	1,490,756
Total current assets	10,623,048	11,579,394
NON-CURRENT ASSETS:
Unbilled services, net	18,543	15,501
Investments	44,179	45,027
Property and equipment, net	804,012	801,884
Goodwill	3,521,828	2,929,833
Other non-current assets	2,982,265	2,894,419
Total non-current assets	7,370,827	6,686,664
TOTAL ASSETS	$17,993,875	$18,266,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$1,848	$1,848
Accounts payable	1,094,821	1,151,464
Deferred revenues	2,089,356	2,251,617
Accrued payroll and related benefits	4,044,234	3,687,468
Other accrued liabilities	1,242,139	1,439,802
Total current liabilities	8,472,398	8,532,199
NON-CURRENT LIABILITIES:
Long-term debt	25,807	25,587
Other non-current liabilities	3,090,258	3,060,701
Total non-current liabilities	3,116,065	3,086,288
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	5,900,425	6,133,725
NONCONTROLLING INTERESTS	504,987	513,846
TOTAL SHAREHOLDERS’ EQUITY	6,405,412	6,647,571
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,993,875	$18,266,058

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$868,681	$892,242
Depreciation, amortization and asset impairments	181,882	166,519
Share-based compensation expense	129,183	128,915
Change in assets and liabilities/other, net	(568,441)	(314,776)
Net cash provided by operating activities	611,305	872,900
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(94,777)	(51,858)
Purchases of businesses and investments, net of cash acquired	(612,666)	(38,641)
Other investing, net	951	1,286
Net cash used in investing activities	(706,492)	(89,213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	182,285	196,022
Purchases of shares	(657,811)	(670,167)
Cash dividends paid	(720,676)	(678,736)
Other financing, net	32,169	26,004
Net cash used in financing activities	(1,164,033)	(1,126,877)
Effect of exchange rate changes on cash and cash equivalents	(28,353)	(105,768)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,287,573)	(448,958)
CASH AND CASH EQUIVALENTS, beginning of period	4,360,766	4,921,305
CASH AND CASH EQUIVALENTS, end of period	$3,073,193	$4,472,347